Exhibit 99.1

CrossFirst Bankshares, Inc. Reports First Quarter 2024 Results

LEAWOOD, Kan., April 15, 2024 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported first quarter net income of $18.2 million, or $0.36 per diluted common share.

First Quarter 2024 Key Financial Performance Metrics

Net Income	ROAA(1)	Net Interest Margin – Fully Tax Equivalent (“FTE”)(1)	Diluted EPS	ROCE(1)
$18.2 million	1.00%	3.20%	$0.36	10.36%

CEO Commentary:

“CrossFirst had a solid first quarter with strong organic loan and deposit growth, stable credit quality, expansion of non-interest income, and an increase in earnings,” said Mike Maddox, President and CEO of CrossFirst Bankshares, Inc. “We benefit from operating in dynamic markets and continued to gain leverage in our operating model this quarter as we executed our strategy to serve our clients and drive enhanced shareholder return.”

2024 First Quarter Highlights:

●	Operating revenue(2) improved $0.8 million from the prior quarter
●	Grew loans $121 million, or 2%, for the quarter and 8% annualized
●	Grew deposits $96 million, or 1%, for the quarter and 6% annualized
●	Credit quality remained stable with non-performing assets decreasing to 0.27% of total assets and annualized net charge-offs representing 0.10% of average loans
●	Returned capital to shareholders of $1.5 million during the quarter via share buybacks at a weighted average price of $13.10 per share
●	Continued to build capital with total risk-based capital increasing to 11.4% and common equity Tier 1 capital increasing to 10.2%
●	Grew book value per common share 1% to $14.47 at March 31, 2024 compared to the prior quarter; tangible book value per common share(3) also grew 1% to $13.70

(1)	Ratios are annualized.
(2)	Net interest income plus non-interest income.
(3)	Represents a non-GAAP financial measure. See “Table 4. Non-GAAP Financial Measures” for a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.

CROSSFIRST BANKSHARES, INC.

	Quarter-to-Date
(Dollars in millions except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Operating revenue(1)	$62.2	$61.4	$62.6
Net income	$18.2	$17.7	$16.1
Adjusted net income(2)	$18.2	$19.6	$17.3
Diluted earnings per common share	$0.36	$0.35	$0.33
Adjusted diluted earnings per common share(2)	$0.36	$0.39	$0.35
Return on average assets	1.00%	0.97%	0.97%
Adjusted return on average assets(2)	1.00%	1.07%	1.04%
Return on average common equity	10.36%	10.71%	10.54%
Adjusted return on average common equity(2)	10.36%	11.89%	11.30%
Net interest margin	3.17%	3.19%	3.60%
Net interest margin - FTE(3)	3.20%	3.23%	3.65%
Efficiency ratio	60.31%	57.05%	60.81%
Adjusted efficiency ratio - FTE(2)(3)	58.31%	51.87%	56.42%

(1)	Net interest income plus non-interest income.
(2)	Represents a non-GAAP financial measure. See “Table 4. Non-GAAP Financial Measures” for a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(3)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

Income from Operations

Net income totaled $18.2 million, or $0.36 per diluted common share, for the first quarter of 2024, compared to $17.7 million, or $0.35 per diluted common share, during the fourth quarter of 2023 and $16.1 million, or $0.33 per diluted common share, during the first quarter of 2023. On a linked quarter basis, net income was higher due to an increase in non-interest income as well as lower provision expense, partially offset by a decrease in net interest income and higher non-interest expense. Compared to the same period in the prior year, the quarter’s results reflect higher non-interest income in addition to lower provision expense and non-interest expense partially offset by lower net interest income.

Net Interest Income

Net interest income – FTE decreased $0.5 million compared to the fourth quarter of 2023 as the benefit from higher average earning assets was more than offset by net interest margin – FTE contracting three basis points to 3.20% and one less day. The yield on earning assets increased nine basis points due to stronger yields on both loans and taxable securities but was reduced by seven basis points from a hedge that was used to manage interest rate risk. The cost of funds increased due to continued pricing pressure on interest-bearing deposits and a reduction in average non-interest-bearing deposits. Average earning assets increased $80 million compared to the prior quarter primarily due to higher average loan balances partially offset by lower average securities balances.

Compared to the first quarter of 2023, net interest income – FTE decreased $1.9 million as the benefit from higher average earning assets and one additional day were more than offset by a 45 basis point reduction in net interest margin - FTE. The yield on earning assets increased 64 basis points due to stronger loan yields and higher yields on securities. The cost of a rate hedge also lowered the earning asset yield by seven basis points. The cost of funds increased 1.20% compared to the first quarter of 2023 due to pricing pressure on deposits, client migration into higher cost deposit products, as well as the reduction in average non-interest-bearing deposits compared to the prior year. The increase in average earning assets was driven by higher average loan and investment balances, partially offset by lower average cash balances.

Non-Interest Income

Non-interest income increased $1.1 million compared to the fourth quarter of 2023 and increased $1.2 million compared to the same quarter in 2023. The increase compared to the linked quarter was primarily due to losses on the sale of available-for-sale securities due to a bond portfolio repositioning in the fourth quarter of 2023. Compared to the same quarter in the prior year, the increase was primarily due to increases in customer service charges and fees, stronger credit card interchange income and higher gains on sales of loans.

Non-Interest Expense

Non-interest expense increased $2.5 million from the fourth quarter of 2023 and decreased $0.6 million from the first quarter of 2023. The fourth quarter of 2023 included $1.3 million of acquisition-related expenses with $0.5 million each in salaries and benefits and professional fees and $0.3 million in software and communication. The first quarter of 2023 included $1.5 million of acquisition-related expenses with $1.1 million included in professional fees, $0.2 million in salaries and benefits, $0.1 million in advertising, and

CROSSFIRST BANKSHARES, INC.

$0.1 million in other non-interest expense. Excluding these acquisition-related expenses, non-interest expense increased $3.8 million compared to the fourth quarter of 2023 and increased $0.9 million compared to the first quarter of 2023. On an adjusted basis, salaries and employee benefits were higher for both comparative periods primarily due to merit increases and higher incentives. Occupancy costs increased compared to the first quarter of 2023 due to new locations in the high-growth Dallas-Fort Worth market and from our Tucson acquisition. Professional fees decreased on an adjusted basis from the same period in the prior year due to reduced project expenses. Advertising expenses decreased due to seasonality. Additionally, deposit insurance premiums increased compared to the same period in the prior year due to growth in assets and a higher assessment rate.

The Company’s effective tax rate for the first quarter of 2024 was 20.8%, compared to 20.8% in the fourth quarter of 2023 and 20.0% for the first quarter of 2023. The first quarter of 2023 benefited from higher income on tax exempt securities relative to pre-tax income.

Statement of Financial Condition Performance & Analysis

During the first quarter of 2024, total assets increased $0.1 billion, or 1%, compared to the end of the prior quarter and increased $0.6 billion, or 8%, compared to March 31, 2023. Total assets increased for both comparative periods primarily due to an increase in loans. Compared to March 31, 2023, the loan increase included loans acquired from the Tucson acquisition. Deposits increased $0.1 billion compared to December 31, 2023, and increased $0.7 billion from March 31, 2023, including $0.2 billion in acquired deposits compared to the same period in the prior year.

Loan Results

During the first quarter of 2024, loans increased $121 million, or 2%, compared to December 31, 2023. Loans increased $601 million, or 11%, compared to March 31, 2023, including $106 million, net, from the Tucson acquisition. The loan increase compared to December 31, 2023 was primarily due to growth in the commercial and industrial and the commercial real estate – non-owner-occupied portfolios. Compared to March 31, 2023, the loan increase was primarily due to growth in the commercial and industrial, commercial real estate – owner-occupied and commercial real estate – non-owner-occupied portfolios. The increases in the commercial real estate portfolios were primarily due to funding of prior commitments.

							QoQ	QoQ	YoY	YoY
						% of	Growth	Growth	Growth	Growth
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023	Total	($)	(%)	($)	(%)

	(Dollars in millions)
Period-end loans (gross)
Commercial and industrial	$2,179	$2,160	$2,056	$2,058	$2,034	35%	$19	1%	$145	7%
Energy	221	214	214	233	194	4	7	3	27	14
Commercial real estate - owner-occupied	578	567	584	543	478	9	11	2	100	21
Commercial real estate - non-owner-occupied	2,770	2,686	2,593	2,480	2,472	44	84	3	298	12
Residential real estate	469	464	456	440	440	7	5	1	29	7
Consumer	32	37	43	43	30	1	(5)	(14)	2	7
Total	$6,249	$6,128	$5,946	$5,797	$5,648	100%	$121	2%	$601	11%

Deposit & Other Borrowing Results

During the first quarter of 2024, deposits increased 1%, compared to December 31, 2023, and increased 13%, compared to March 31, 2023. The deposit increase compared to December 31, 2023 was due to increases in transaction deposits, savings and money market deposits and time deposits, partially offset by decreases in non-interest-bearing deposits. The total deposit increase compared to March 31, 2023 was due to increases in transaction deposits, savings and money market deposits and time deposits, including $165 million related to the Tucson acquisition, partially offset by decreases in non-interest-bearing deposits.

CROSSFIRST BANKSHARES, INC.

						QoQ	QoQ	YoY	YoY
						Growth	Growth	Growth	Growth
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023	($)	(%)	($)	(%)

	(Dollars in millions)
Period-end deposits
Non-interest-bearing deposits	$954	$990	$1,029	$928	$970	$(36)	(4)%	$(16)	(2)%
Transaction deposits	867	800	802	604	665	67	8	202	30
Savings and money market deposits	2,929	2,870	2,757	2,730	2,826	59	2	103	4
Time deposits	1,837	1,831	1,744	1,838	1,376	6	—	461	34
Total	$6,587	$6,491	$6,332	$6,100	$5,837	$96	1%	$750	13%

FHLB and Other borrowings ended the quarter at $86.8 million compared to the same amount at December 31, 2023 and $332.0 million at March 31, 2023. Compared to the same period in the prior year, borrowings were reduced due to client deposit growth, including acquired deposits.

Asset Quality and Provision for Credit Losses

The Company recorded $1.7 million of provision expense, compared to $4.1 million in the prior quarter and $4.4 million in the prior year first quarter. The current quarter’s provision expense was primarily driven by loan growth and an increase in specific reserves and was partially offset by a $1.2 million decrease in the reserve for unfunded commitments.

Non-performing assets decreased $4.4 million to $20.4 million, or 0.27% of total assets, at March 31, 2024.  The decrease was due to client principal reductions, partial charge-offs on non-accrual loans, and two credits that were 90+ days past due and still accruing at the end of the fourth quarter, which were brought current during the first quarter. Additionally, one commercial construction non-accrual credit was moved to other real estate owned during the quarter. Annualized net charge-offs were 0.10% for the quarter compared to 0.12% in the prior quarter and 0.12% in the prior year first quarter.

The allowance for credit losses was $74.9 million as of March 31, 2024 and was consistent with the prior quarter at 1.20% of outstanding loans. The combined allowance for credit losses and accrual for off-balance sheet credit risk from unfunded commitments (“RUC”) was $80.1 million or 1.28% of outstanding loans.

The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Non-accrual loans	$12.1	$18.5	$20.4	$12.9	$9.5
Other real estate owned & repossessed assets	5.4	—	—	—	0.9
Loans 90+ days past due and still accruing	2.9	6.3	15.7	0.4	0.8
Non-performing assets	$20.4	$24.8	$36.1	$13.3	$11.2

Loans 30 - 89 days past due	46.4	2.0	29.5	13.3	5.1
Net charge-offs (recoveries)	1.5	1.9	1.3	0.6	1.6

Asset quality metrics (%)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Nonperforming assets to total assets	0.27%	0.34%	0.50%	0.19%	0.16%
Allowance for credit losses to total loans	1.20	1.20	1.20	1.17	1.15
Allowance for credit losses + RUC to total loans(1)	1.28	1.30	1.31	1.30	1.30
Allowance for credit losses to non-performing loans	499	296	198	508	629
Net charge-offs (recoveries) to average loans(2)	0.10	0.12	0.09	0.04	0.12
Classified Loans / (Total Capital + ACL)	15.9	14.9	14.2	9.7	9.4
Classified Loans / (Total Capital + ACL + RUC)(1)	15.8	14.8	14.0	9.6	9.3

(1)	Includes the accrual for off-balance sheet credit risk from unfunded commitments.
(2)	Interim periods annualized.

CROSSFIRST BANKSHARES, INC.

Capital Position

At March 31, 2024, stockholders’ equity totaled $715 million, or $14.47 of book value per common share, compared to $708 million, or $14.35 of book value per common share, at December 31, 2023.

Tangible book value per common share(1) was $13.70 at March 31, 2024, an increase of $0.14, or 1%, from December 31, 2023. The increase was primarily due to net income, partially offset by the change in other comprehensive loss and share repurchases. The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 10.2%, and the ratio of total capital to risk-weighted assets was approximately 11.4% at March 31, 2024.

(1)	Represents a non-GAAP financial measure. See “Table 4. Non-GAAP Financial Measures” for a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.

CROSSFIRST BANKSHARES, INC.

Conference Call and Webcast

Management will host a conference call to review first quarter results on Tuesday, April 16, 2024, at 10 a.m. CT / 11 a.m. ET. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. To access the event by telephone, please dial (844) 481-2831 at least fifteen minutes prior to the start of the call and request access to the CrossFirst Bankshares call. International callers should dial +1 (412) 317-1851 and request access as directed above. The call will also be broadcast live over the internet and can be accessed via the following link: https://edge.media-server.com/mmc/p/aereecnp. Please visit the site at least 15 minutes prior to the call to allow time for registration. For those unable to join the presentation, a replay of the call will be available two hours after the conclusion of the live call. To access the replay, dial (877) 344-7529 and enter the replay access code 1377131. International callers should dial +1 (412) 317-0088 and enter the same access code. A replay of the webcast will also be available for 90 days on the Company’s website https://investors.crossfirstbankshares.com/.

Cautionary Note about Forward-Looking Statements

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. This earnings release contains forward-looking statements regarding, among other things, our business plans; growth opportunities; expense control initiatives; anticipated expenses, cash requirements and sources of liquidity; capital allocation strategies and plans; and future financial performance. These statements are often, but not always, made through the use of words or phrases such as “growth,” “plan,” “guidance,” “believe,” “future,” “opportunities,” “anticipate,” “expectations,” “expect,” “will,” “goal,” “focus,” “intend,” “positioning,” “initiatives” and similar words or phrases of a future or forward-looking nature. The inclusion of forward-looking information herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs, certain assumptions made by management, and financial trends that may affect our financial condition, results of operations, business strategy or financial needs, many of which, by their nature, are inherently uncertain and beyond our control. Our actual results could differ materially from those anticipated in such forward-looking statements.

Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including , without limitation, the following: uncertain or unfavorable business or economic conditions and any regulatory responses thereto, including uncertainty and volatility in the financial markets, possible slowing or recessionary economic conditions and continuing or increasing inflation; geographic concentration of our markets; changes in market interest rates that affect the pricing of our products and our net interest income; our ability to effectively execute our growth strategy and manage our growth, including identifying, consummating and integrating suitable mergers and acquisitions, entering new lines of business or offering new or enhanced services or products; fluctuations in the fair value of our investments; our ability to successfully manage our credit risk, particularly in our commercial real estate, energy and commercial-based loan portfolios, and the sufficiency of our allowance for credit losses; declines in the values of the real estate and other collateral securing loans in our portfolio; an increase in non-performing assets; borrower and depositor concentration risks; risks associated with originating Small Business Administration loans; our dependence on our management team, including our ability to attract, hire and retain key employees and their client and community relationships; our ability to raise and maintain sufficient liquidity and capital; competition from banks, credit unions, FinTech companies and other financial services providers; the effectiveness of our risk management framework; accounting estimates; our ability to maintain effective internal control over financial reporting; our ability to keep pace with technological changes; system failures, service denials, cyber incidents or other failures, disruptions or security breaches; employee error, employee or client misconduct, fraud committed against the Company or our clients, or incomplete or inaccurate information about clients and counterparties; disruptions to our business caused by our third-party service providers; our ability to maintain our reputation; environmental liability or failure to comply with regulatory requirements affecting foreclosed properties; costs and effects of litigation, investigations or similar matters to which we may be subject; risk exposure from transactions with financial counterparties; severe weather, natural disasters, pandemics or other health crises, acts of war or terrorism, climate change and responses thereto, or other external events; compliance with (and changes in) laws, rules, regulations, interpretations or policies relating to or affecting financial institutions, including stringent capital requirements, higher FDIC insurance premiums and assessments, consumer protection laws and privacy laws and accounting, tax, trade, monetary and fiscal matters, including the policies of the Federal Reserve and as a result of government initiatives; systemic risks across the banking industry associated with the soundness of other financial institutions; volatility in our stock price and other risks associated with our common stock; changes in our dividend or share repurchase policies and practices or other external events. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and we disclaim any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.

CROSSFIRST BANKSHARES, INC.

About CrossFirst Bankshares, Inc.

CrossFirst Bankshares, Inc. (Nasdaq: CFB) is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary, CrossFirst Bank, a full-service financial institution that offers products and services to businesses, professionals, individuals, and families. CrossFirst Bank, headquartered in Leawood, Kansas, has locations in Kansas, Missouri, Oklahoma, Texas, Arizona, Colorado, and New Mexico.

INVESTOR CONTACT

Mike Daley, Chief Accounting Officer and Head of Investor Relations

mike.daley@crossfirstbank.com

(913) 754-9707

https://investors.crossfirstbankshares.com

CROSSFIRST BANKSHARES, INC.

TABLE 1. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	March 31, 2024	December 31, 2023

	(Dollars in thousands)
Assets
Cash and cash equivalents	$206,773	$255,229
Available-for-sale securities - taxable	441,157	413,217
Available-for-sale securities - tax-exempt	345,446	353,436
Loans, net of unearned fees	6,249,187	6,127,690
Allowance for credit losses on loans	74,856	73,462
Loans, net of the allowance for credit losses on loans	6,174,331	6,054,228
Premises and equipment, net	70,580	70,869
Restricted equity securities	3,752	3,950
Interest receivable	37,833	37,294
Foreclosed assets held for sale	5,377	—
Goodwill and other intangible assets, net	30,404	31,335
Bank-owned life insurance	71,266	70,810
Other	92,813	90,312
Total assets	$7,479,732	$7,380,680
Liabilities and stockholders’ equity
Deposits
Non-interest-bearing	$954,240	$990,458
Savings, NOW and money market	3,795,770	3,669,726
Time	1,837,136	1,831,092
Total deposits	6,587,146	6,491,276
Federal Home Loan Bank advances	77,840	77,889
Other borrowings	8,911	8,950
Interest payable and other liabilities	90,864	94,422
Total liabilities	6,764,761	6,672,537
Stockholders’ equity
Preferred Stock, $0.01 par value: Authorized - 5,000,000 shares, issued - 7,750 at March 31, 2024 and December 31, 2023	—	—
Common Stock, $0.01 par value: Authorized - 200,000,000 shares, issued - 53,503,391 and 53,326,641 at March 31, 2024 and December 31, 2023, respectively	535	533
Treasury stock, at cost: 4,102,925 and 3,990,753 shares held at March 31, 2024 and December 31, 2023, respectively	(59,720)	(58,251)
Additional paid-in capital	544,206	543,556
Retained earnings	290,419	272,351
Accumulated other comprehensive loss	(60,469)	(50,046)
Total stockholders’ equity	714,971	708,143
Total liabilities and stockholders’ equity	$7,479,732	$7,380,680

CROSSFIRST BANKSHARES, INC.

TABLE 2. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$110,099	$108,679	$89,618
Available-for-sale securities - taxable	4,528	3,958	1,849
Available-for-sale securities - tax-exempt	2,553	3,116	3,794
Deposits with financial institutions	1,981	1,950	2,014
Dividends on bank stocks	78	107	262
Total interest income	119,239	117,810	97,537
Interest Expense
Deposits	62,111	60,127	36,725
Fed funds purchased and repurchase agreements	—	3	46
Federal Home Loan Bank advances	471	626	2,391
Other borrowings	63	100	154
Total interest expense	62,645	60,856	39,316
Net Interest Income	56,594	56,954	58,221
Provision for Credit Losses	1,655	4,099	4,421
Net Interest Income after Provision for Credit Losses	54,939	52,855	53,800
Non-Interest Income
Service charges and fees on customer accounts	2,104	1,998	1,829
ATM and credit card interchange income	1,487	1,556	1,264
Gain on sale of loans	537	553	187
Income from bank-owned life insurance	456	443	411
Swap fees and credit valuation adjustments, net	158	134	90
Other non-interest income	847	(201)	640
Total non-interest income	5,589	4,483	4,421
Non-Interest Expense
Salaries and employee benefits	23,585	20,478	22,622
Occupancy	3,206	3,144	2,974
Professional fees	972	1,548	2,618
Deposit insurance premiums	1,906	1,902	1,531
Data processing	970	1,052	1,242
Advertising	558	892	752
Software and communication	1,824	1,819	1,651
Foreclosed assets, net	229	—	149
Other non-interest expense	3,324	3,257	3,731
Core deposit intangible amortization	931	957	822
Total non-interest expense	37,505	35,049	38,092
Net Income Before Taxes	23,023	22,289	20,129
Income tax expense	4,800	4,638	4,021
Net Income	$18,223	$17,651	$16,108
Basic Earnings Per Common Share	$0.36	$0.35	$0.33
Diluted Earnings Per Common Share	$0.36	$0.35	$0.33

CROSSFIRST BANKSHARES, INC.

TABLE 3. QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME – FTE (UNAUDITED)

	March 31, 2024			December 31, 2023			March 31, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$445,952	$4,606	4.13%	$409,690	$4,065	3.97%	$268,705	$2,111	3.14%
Securities - tax-exempt - FTE(1)	392,505	3,089	3.15	460,568	3,770	3.27	542,268	4,591	3.39
Federal funds sold	—	—	—	179	2	4.43	1,757	5	1.15
Interest-bearing deposits in other banks	168,653	1,981	4.72	162,603	1,948	4.75	195,289	2,009	4.17
Gross loans, net of unearned income(2)	6,159,447	110,099	7.19	6,053,689	108,679	7.12	5,539,954	89,618	6.56
Total interest-earning assets - FTE(1)	7,166,557	$119,775	6.72%	7,086,729	$118,464	6.63%	6,547,973	$98,334	6.08%
Allowance for loan losses	(73,683)			(71,907)			(63,235)
Other non-interest-earning assets	251,228			216,789			228,063
Total assets	$7,344,102			$7,231,611			$6,712,801
Interest-bearing liabilities
Transaction deposits	$878,446	$7,930	3.63%	$812,536	$7,571	3.70%	$542,366	$3,500	2.62%
Savings and money market deposits	2,848,979	31,675	4.47	2,831,643	31,188	4.37	2,881,726	23,569	3.32
Time deposits	1,820,013	22,506	4.97	1,771,236	21,368	4.79	1,100,444	9,656	3.56
Total interest-bearing deposits	5,547,438	62,111	4.50	5,415,415	60,127	4.40	4,524,536	36,725	3.29
FHLB and short-term borrowings	77,874	471	2.43	92,270	665	2.86	272,754	2,535	3.77
Trust preferred securities, net of fair value adjustments	1,121	63	22.60	1,106	64	22.96	1,062	56	21.39
Non-interest-bearing deposits	900,216	—	—	956,027	—	—	1,194,788	—	—
Cost of funds	6,526,649	$62,645	3.86%	6,464,818	$60,856	3.73%	5,993,140	$39,316	2.66%
Other liabilities	108,105			111,161			99,451
Stockholders’ equity	709,348			655,632			620,210
Total liabilities and stockholders’ equity	$7,344,102			$7,231,611			$6,712,801
Net interest income - FTE(1)		$57,130			$57,608			$59,018
Net interest spread - FTE(1)			2.86%			2.90%			3.42%
Net interest margin - FTE(1)			3.20%			3.23%			3.65%

(1)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2)	Average loan balances include non-accrual loans.
(3)	Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

TABLE 4. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

In addition to disclosing financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP), the Company discloses non-GAAP financial measures in this release including “tangible common stockholders’ equity,” “tangible book value per common share,” “adjusted efficiency ratio – fully tax equivalent (FTE),” “adjusted net income,” “adjusted diluted earnings per common share,” “adjusted return on average assets (ROAA),” and “adjusted return on average common equity (ROCE).” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or gains that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures follows.

	Quarter Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023

	(Dollars in thousands, except per share data)
Adjusted net income:
Net income	$18,223	$17,651	$16,863	$16,047	$16,108
Add: Acquisition costs	—	1,300	1,328	338	1,477
Add: Acquisition - Day 1 CECL provision	—	—	900	—	—
Add: Employee separation	—	—	—	1,300	—
Add: Loss on bond repositioning	—	1,130	—	—	—
Less: Tax effect(1)	—	(510)	(468)	(344)	(310)
Adjusted net income	$18,223	$19,571	$18,623	$17,341	$17,275
Preferred stock dividends	$155	$155	$155	$103	$—
Diluted weighted average common shares outstanding	49,967,638	49,788,962	49,480,107	48,943,325	49,043,621
Diluted earnings per common share	$0.36	$0.35	$0.34	$0.33	$0.33
Adjusted diluted earnings per common share	$0.36	$0.39	$0.37	$0.35	$0.35

(1)	Represents the tax impact of the adjustments at a tax rate of 21.0%, plus permanent tax expense associated with merger related transactions.

	Quarter Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023

	(Dollars in thousands)
Adjusted return on average assets:
Net income	$18,223	$17,651	$16,863	$16,047	$16,108
Adjusted net income	18,223	19,571	18,623	17,341	17,275
Average assets	$7,344,102	$7,231,611	$7,114,228	$6,929,972	$6,712,801
Return on average assets	1.00%	0.97%	0.94%	0.93%	0.97%
Adjusted return on average assets	1.00%	1.07%	1.04%	1.00%	1.04%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023

	(Dollars in thousands)
Adjusted return on average common equity:
Net income	$18,223	$17,651	$16,863	$16,047	$16,108
Preferred stock dividends	155	155	155	103	—
Net income attributable to common shareholders	$18,068	$17,496	$16,708	$15,944	$16,108

Adjusted net income	$18,223	$19,571	$18,623	$17,341	$17,275
Preferred stock dividends	155	155	155	103	—
Adjusted net income attributable to common shareholders	$18,068	$19,416	$18,468	$17,238	$17,275
Average common equity	$701,598	$647,882	$650,494	$639,741	$619,952
Return on average common equity	10.36%	10.71%	10.19%	10.00%	10.54%
Adjusted return on average common equity	10.36%	11.89%	11.26%	10.81%	11.30%

	Quarter Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023

	(Dollars in thousands, except per share data)
Tangible common stockholders’ equity:
Total stockholders’ equity	$714,971	$708,143	$643,051	$651,483	$645,491
Less: goodwill and other intangible assets	30,404	31,335	32,293	27,457	28,259
Less: preferred stock	7,750	7,750	7,750	7,750	7,750
Tangible common stockholders’ equity	$676,817	$669,058	$603,008	$616,276	$609,482
Common shares outstanding at end of period	49,400,466	49,335,888	49,295,036	48,653,487	48,600,618
Book value per common share	$14.47	$14.35	$13.04	$13.39	$13.28
Tangible book value per common share	$13.70	$13.56	$12.23	$12.67	$12.54

	Quarter Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023

	(Dollars in thousands)
Adjusted Efficiency Ratio - Fully Tax Equivalent (FTE)(1)
Non-interest expense	$37,505	$35,049	$36,354	$37,412	$38,092
Less: Acquisition costs	—	(1,300)	(1,328)	(338)	(1,477)
Less: Core deposit intangible amortization	(931)	(957)	(922)	(802)	(822)
Less: Employee separation	—	—	—	(1,300)	—
Adjusted Non-interest expense (numerator)	$36,574	$32,792	$34,104	$34,972	$35,793
Net interest income	56,594	56,954	55,127	54,539	58,221
Tax equivalent interest income(1)	536	654	707	750	797
Non-interest income	5,589	4,483	5,981	5,779	4,421
Add: Loss on bond repositioning	—	1,130	—	—	—
Total adjusted tax-equivalent income (denominator)	$62,719	$63,221	$61,815	$61,068	$63,439
Efficiency Ratio	60.31%	57.05%	59.49%	62.02%	60.81%
Adjusted Efficiency Ratio - Fully Tax Equivalent (FTE)(1)	58.31%	51.87%	55.17%	57.27%	56.42%

(1)	Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%.